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                                                                    Exhibit 99.1


(ZEMEX LOGO)

                                NEWS RELEASE FOR
                                IMMEDIATE RELEASE

                                ZEMEX CORPORATION
                          ACQUIRES ATTAPULGITE FACILITY

TORONTO, CANADA - FEBRUARY 4, 2002 - ZEMEX CORPORATION (NYSE, TSE: ZMX) announced today that it has purchased the attapulgite clay assets of Milwhite Inc. for US$12 million. Milwhite's clay products find application in markets that Zemex currently serves, such as the formation of joint cement compounds for the construction industry, products for the oil well drilling industry, the absorbent industries, and the coatings markets. The purchase price will be funded by the corporation's existing credit facility. The acquisition is anticipated to generate approximately $2.5 million of EBITDA in the first full year, or around 30(cent) per share, and 12(cent) per share of net incremental income.

Richard Lister, the President and Chief Executive Officer of Zemex, was quoted as saying, "We are very excited about this opportunity as it serves the same markets that we currently serve but with an entirely new product line. The existing sales and administrative staff of our industrial minerals group will absorb this acquisition with only minimal increases. As a result, the immediate synergies that will be realized make it very advantageous to Zemex and the acquisition is accretive immediately."

This acquisition is in line with the corporate strategy of acquiring businesses that serve the same markets that the company currently serves with the objective of increasing the size and presence of each division, our industrial minerals group and our aluminum recycling group.

                            CONFERENCE CALL SCHEDULED

The company will host a conference call at 2:00 p.m. Eastern Time, Wednesday, February 6, 2002 to discuss the acquisition. Interested parties can access the conference call by dialing (800) 482-2225 (domestic callers) or (303) 804-1806 (international callers). A taped replay of the conference call will be made available for seven days and can be accessed by dialing (800) 696-1588 (domestic callers) or (303) 804-1727 (international callers) and providing the pass code 1517505.

Zemex Corporation is a diversified producer of industrial minerals and specialty products and, through its Alumitech division, reprocesses aluminum drosses with patented zero discharge technology. Zemex currently operates facilities across the United States and Canada. Its products are used in a variety of commercial applications and are sold throughout the United States, Canada and Europe.

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For further information, please contact:

     Richard L. Lister                 Allen J. Palmiere
     President                         Vice President, Chief Financial Officer
     and Chief Executive Officer       and Corporate Secretary
     (416) 365-5667                    (416) 365-8091

This press release may contain "Forward-Looking Statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward statements include statements regarding the intent, belief or current expectation of the Corporation and members of its senior management team, including, without limitation, expectations regarding prospective performance and opportunities. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by the Corporation.